Exhibit 4.8

THE SECURITIES REPRESENTED BY THE NOTES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS.

THE HOLDERS OF THE NOTES ACKNOWLEDGE AND UNDERSTAND THAT THAT THE NOTES ARE SUBJECT TO THE SUBORDINATION AGREEMENT (AS DEFINED BELOW).

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT AND

8% SUBORDINATED CONVERTIBLE PROMISSORY NOTES

This First Amendment to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes (this “Amendment”) is executed as of June 3, 2014 by and among ZP Holdings, Inc., a Delaware corporation (the “Company”), and the Requisite Noteholders whose signatures appear on the signature page hereto, and amends that certain Note Purchase Agreement dated as of September 9, 2013 among the Company and the Purchasers named therein (the “Purchase Agreement”) and each of the 8% Subordinated Convertible Promissory Notes dated September 9, 2013 issued pursuant to the Purchase Agreement (the “Existing Notes”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement. The Existing Notes, as amended by this Amendment, shall be referred to herein as the “Notes.”

The Notes are subject to that certain Subordination Agreement of even date herewith (the “Subordination Agreement”) among Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), the Company, Zosano Pharma, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Zosano”), and the Purchasers, a copy of which is on file at the principal office of the Company and which is being entered into pursuant to that certain Loan and Security Agreement of even date herewith between Hercules and Zosano (the “Loan Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to amend the Existing Notes as follows:

1. Maturity. The Existing Notes and Section 3.1 of the Purchase Agreement are hereby amended by adding the following at the end of the first paragraph of the Existing Notes and at the end of the first sentence of Section 3.1 of the Purchase Agreement, respectively:

“; provided, however, that if any portion of the Senior Debt (as defined in the Subordination Agreement) remains outstanding on the date the Note is due and payable, then the Company’s failure to pay any amount under the Note or the Purchase Agreement during the time period from such date through the date that the Senior Debt is paid in full shall not constitute an “Event of Default” thereunder or a violation or breach thereof, and shall not cause additional interest to accrue thereon at any higher default rate that may be provided for therein.”

2. Qualified Financing. The Purchase Agreement is hereby amended by deleting Section 3.6(b) thereof in its entirety and replacing it with the following:

“(b) “Qualified Financing” shall mean an equity financing consummated on or prior to September 9, 2014 involving the sale of equity securities of the Company (or equity securities of the ultimate parent of the surviving entity of a merger to which the Company is a party that does not constitute a Sale Transaction) to one or more institutional investors primarily for capital-raising purposes and resulting in aggregate gross proceeds to the Company (or such ultimate parent) of at least $25,000,000 (which threshold may be waived in connection with an equity financing with aggregate gross proceeds less than such amount (but in any case not less than $4,000,000) upon the written consent of the Requisite Noteholders in which case such equity financing shall constitute a Qualified Financing notwithstanding the amount of such equity financing), excluding the outstanding principal amount of the Notes to be converted into Qualified Financing Securities upon the closing of such financing.”

3. Assignment. No Purchaser may assign any of the Notes without first having the assignee thereof become a party to the Subordination Agreement.

4. Termination of Amendment. This Amendment shall remain in effect so long as the Senior Debt remains outstanding. Upon the repayment in full of the Senior Debt, this Amendment shall terminate and be of no further force or effect, and the terms and conditions of the Notes shall revert to those terms and conditions set forth in the Existing Notes.

5. Effect of Amendment. Except as expressly modified by this Amendment, the Existing Notes shall remain unmodified and in full force and effect.

6. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or PDF copy), each of which shall be deemed an original and all of which together shall constitute one instrument.

(Signature Page Follows)

The parties have executed this First Amendment to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes as of the date first written above.

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President and CEO

PROQUEST INVESTMENTS IV, L.P.

By:	ProQuest Associates IV, LLC, its general partner		PROQUEST MANAGEMENT LLC

By:	/s/ Pasquale DeAngelis		By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis		Name:	Pasquale DeAngelis
	Title:	Managing Member		Title:	Administrative Partner

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership,
its general partner

By:	/s/ Louis S. Citron
	Name:	Louis S. Citron
	Title:	Chief Legal Officer

BMV DIRECT SO LP			BMV DIRECT SOTRS LP

By:	BioMed Realty, L.P.,		By:	BioMed Realty Holdings, Inc.,
	its general partner			its general partner

By:	/s/ Kevin M. Simonsen		By:	/s/ Kevin M. Simonsen
	Name:	Kevin M. Simonsen		Name:	Kevin M. Simonsen
	Title:	VP, Real Estate Legal		Title:	VP, Real Estate Legal